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                                                                    EXHIBIT 12.1


                             AVONDALE INCORPORATED
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN MILLIONS, EXCEPT RATIOS)

                                                                             Fiscal Year Ended
                                                            1996       1997       1998       1999       2000
                                                            -----      -----      -----      -----      -----
Fixed Charges:
   Interest expense                                         $18.5      $26.2      $23.3      $23.0      $20.2
   Discount and expenses on sale of
     accounts receivable                                      3.7        6.6        7.3        5.6        5.6
   Amortization of debt issuance costs                         .9        1.1        1.1        1.1        1.1
                                                            -----      -----      -----      -----      -----
     Fixed Charges                                          $23.1      $33.9      $31.7      $29.7      $26.9
                                                            =====      =====      =====      =====      =====
Earnings
   Pretax income before
     extraordinary item                                     $22.7      $37.9      $55.4      $16.3      $51.6
   Fixed charges                                             23.1       33.9       31.7       29.7       26.9
                                                            -----      -----      -----      -----      -----
     Earnings                                               $45.8      $71.8      $87.1      $46.0      $78.5
                                                            =====      =====      =====      =====      =====

Ratio of Earnings to Fixed Charges                            2.0x       2.1x       2.8x       1.5x       2.9x